Exhibit 99.1

WASTE INDUSTRIES USA, INC. Announces Revised Results for the First Quarter 2005

Raleigh, NC, Monday, May 16, 2005 /PRNewswire/ — Waste Industries USA, Inc. (NASDAQ: WWIN), a regional, non-hazardous solid waste services company, today announced a one cent per share upward revision to its unaudited first quarter 2005 results of operations from that which was disclosed in its earlier press release.

In the Company’s April 28, 2005 press release, it announced unaudited first quarter 2005 results as follows:

•	revenue of $71.8 million;

•	operating income of $6.6 million; and

•	net income of $2.6 million (or $0.19 per share)

Since the April 2005 press release, the Company increased its revenue and decreased its bad debt expense related to a key customer as a result of a recently completed analysis of the first quarter transactions with this customer. The revised unaudited first quarter 2005 results are now as follows:

•	revenue of $72.0 million;

•	operating income of $6.9 million; and

•	net income of $2.8 million (or $0.20 per share)

Also, the Company recorded an income tax benefit of approximately $348,000 as an addition to paid-in-capital for 2005 stock option exercises. The information required to record this transaction was not received prior to the April press release.

Due to the late date of its receipt of the required information, Waste Industries will file an extension for the filing of its Form 10-Q. The Company expects to file its Quarterly Report of Form 10-Q on or before May 18, 2005.

Waste Industries USA, Inc. is a vertically integrated solid waste services company that provides collection, transfer, disposal and recycling services to commercial, industrial and residential customer locations in the states of North Carolina, South Carolina, Virginia, Georgia, Tennessee, and Florida.

This press release may contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the statement will include words such as the Company “expects,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe the Company’s future plans, objectives or goals are also forward-looking statements. Forward-looking statements are subject to risks and uncertainties, such as managing growth, risks in the development and operation of landfills, weather conditions and economic trends that could cause actual results to differ materially from those currently anticipated. Consider these factors carefully in evaluating the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements.